                                                              Page 1 of 8 Pages






                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.4)*


                                 Graham Field Health Products Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   384632105
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.384632105                13G/A                    Page 2 of 8 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steinberg Asset Management Company, Inc.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            470,500
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH              0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             695,870
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                        0

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           695,870

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.03%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.384632105                  13G/A                    Page 3 of 8 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Michael A. Steinberg & Company, Inc.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             23,450
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                        0

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           23,450

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .07%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           BD


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.384632105                  13G/A                    Page 4 of 8 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Michael A. Steinberg


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

           State of New York


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            26,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             26,000
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                        0

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           26,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .08%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IN


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page 5 of 8 Pages





     Item 1.(a)   Name of Issuer:
                  Graham-Field Health Products Inc.

            (b)   Address of Issuer's Principal Executive Offices:
                  400 Rasbro Drive East
                  Hauppauge NY 11788

Item 2.     (a)   Name of Person Filing:
                    1. Steinberg Asset Management Co., Inc.
                    2. Michael A. Steinberg & Co., Inc.
                    3. Michael A. Steinberg

            (b)   Address of Principal Business Office:
                  12 East 49th Street, New York, NY 10017


            (c)   Citizenship:
                    1. State of Delaware
                    2. State of Delaware
                    3. State of New York

            (d)   Title of Class of Securities:
                  Common Stock

            (e)   CUSIP Number:
                  384632105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [x]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [x]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G)

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)

                                                             Page 6 of 8 Pages



Item 4.     Ownership.

            (a) Amount beneficially owned: 745,320
            (b) Percent of Class: 2.18%
            (c) Number of Shares as to which such person has

                (i)    Sole power to vote or to direct the
                         vote:                                           496,500
                (ii)   Shared power to vote or direct
                         the vote:                                          none
                (iii)  Sole power to dispose or direct
                         the disposition:                                745,320
                (iv)   Shared power to dispose or direct
                         the disposition of:                                none




Item 5.     Ownership of Five Percent or Less of a Class. Not Applicable



Item 6. No client or other person kown to the Reporting Persons has an interest that relates to 5% or more of this Security.



Item 7.     Not Applicable

Item 8.     Not Applicable

Item 9.     Not Applicable


Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                              Page 7 of 8 Pages

Exhibit A

     Michael A. Steinberg may be deemed to have beneficial ownership of the securities beneficially owned by Steinberg Asset Management, Inc., and Michael
A. Steinberg & Company. In addition, the securities reported as beneficially owned by Michael A. Steinberg include securities held by Mr. Steinberg's wife and children as well as securities held in trust for Mr. Steinberg's children of which Mr. Steinberg is trustee.

                                                               Page 8 of 8 Pages

 Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 02/05/98

By: /s/ Steve Feld
   -------------------------------
Signature Steve Feld

Steven Feld - Vice President
--------------------------------
Name & Title